                        [LETTERHEAD OF BENNETT JONES]



November 26, 1999


Via Facsimile

Mr. Eugene M. Schloss, Jr.
Attorney at Law
1700 Cary Road
Huntingdon Valley, PA 19006 5002

Dear Gene:

Re:   Optopics Laboratories Corporation

Further to our clients' discussions of November 17, 1999 and our discussions of November 22, 1999, we believe that NutraMax/Optopics and Miza can address the following outstanding issues cooperatively so as to be in a position to close the Optopics transaction in an expedient manner and in accordance with the terms and conditions of the October 15, 1999 Purchase and Sale Agreement (the "Agreement"). Please note that even though the items set out in paragraphs 2 to 5 below do not all have specific timelines, Miza believes that such items will be completed on or before December 10, 1999. The items set out in paragraph 1 are, of course, the items which were specifically discussed by the parties and are of utmost importance to Miza.

1. The following outstanding regulatory compliance issues in respect of the Optopics facility are required to be dealt with by Optopics to Miza's reasonable satisfaction prior to closing:

      (a)    The Vitek Jr CC4/DT Computer Upgrade is scheduled as follows:
             - reports are being written: 11/24/99
             - final validation completion date: 11/30/99.

      (b)    The GC (Gas Chromatography) and UV-Vis (Diode Array
             Spectrophotometer)
             - we understand Hewlett Packard is scheduled to complete the validation on 12/09/99
             - we understand the equipment will be in compliance when they arrive to do the work and will be in compliance when they leave on that day.

      (c)    Requalification of the five micro incubators:
             - we understand all protocols have been written
             - we understand validations will be conducted by Mike Morrelli by 12/03/99.
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November 26, 1999
Page Two

      (d)    Media Fill for fill room 1
             - we understand media fill is being run today: 11/24/99.

2.    Installation and testing of the USP Water System:
      - we understand installation of system completed: 11/23/99
      - we understand testing completed: 12/02/99
      - we understand final test results completed: 12/07/99.

3.    The following transition matters need to be completed:

      (a)    Notification of Customers:
             - we understand NutraMax has already communicated with its customer base related to the sale of assets, and NutraMax would be willing to provide (if feasible) mailing labels to Miza if they choose to perform a mailing to the customers.

      (b)    Labels, prints, graphic material
             - we understand the above information is being loaded on a zip drive so it can be provided to Miza on the date of closing.

      (c) The Finished Goods inventory at Gloucester should be identified so that Miza can complete its inspection at least a day before closing; we understand that our respective clients are currently coordinating the process for taking inventory and will continue to do so up to closing;

      (d)    Data download:

             The download of all applicable data bases and applications necessary to run the Optopics business, including documentation on customizations that NutraMax has done to systems including Optopics' customer history/data from Symix (or Syteline depending on the application that NutraMax is utilizing at closing) to Miza's database. The parties have agreed to utilize "Decision Resources" (Miza's Symix/Syteline consulting group) to mediate this transfer; we understand that Decision Resources will be able to separate the Optopics data from the NutraMax data subject to appropriate confidentiality obligations in favour of NutraMax;

             - we understand download of all applicable data bases and applications will be conducted on the day of closing provided Miza has a server in place to receive the data and files. The transmission will be done electronically and can be executed upon request.

      (e) Documentation of the current Optopics' customer order processing system as handled by NutraMax is required; we understand that this work has begun.

4. The following human resources issues need to be finalized:


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November 26, 1999
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      (a)    All Optopics employees will be terminated effective on closing and all required payments shall be made to them by Optopics on closing;

      (b) The distribution of funds for the 401(k) and section 125 plan will be made according to the terms of the respective plans and applicable law and regulations;

      (c) All benefits including, but not limited to, medical insurance, dental insurance and group life insurance will terminate at midnight on the date of termination as per company policy and the terms of the respective Plans. Eligible employees will have the option COBRA as per applicable law and regulations.

      We understand Dr. Kachkar's consultant, Burt Bartzhoff, is finalizing all such matters with Optopics' Carol Woloss in the Human Resources Department.

5.    Leased space:

      Optopics is leasing warehouse space in Bridgeton, New Jersey for obsolete raw material inventory. As Miza is not purchasing this inventory Optopics needs to assign someone to handle its removal from the Bridgeton location.

      - we understand NutraMax intends to remove the product from the leased space prior to closing.

We would like to highlight that NutraMax/Optopics have been very helpful and supportive during this entire process in the interest of an orderly closing of the transaction. The recent PLMA show in Chicago demonstrated to us that the NutraMax/Optopics customers and vendors are aware of and supportive of the transaction. This is of course good news and underscores Miza's commitment to helping you preserve the business in anticipation of closing.

Miza advises that, to the best of its knowledge, it will be in a position, on or before closing, to satisfy or comply with the Miscellaneous Provisions imposed by its banker attached hereto as Exhibit "A".

Subject to the provisions of the Agreement, Miza considers that the foregoing items constitute an exhaustive list of the issues respecting the contemplated transaction. It appears therefore that Optopics and Miza will be in a position to close immediately upon completion of all of the above items. The parties accordingly agree to amend the Agreement to extend the Closing Date to December 10, 1999. In anticipation of such closing the parties shall hold a pre-closing on December 9, 1999 at the offices of Ballard Spahr Andrews & Ingersoll, LLP where all tabled documents shall be held in escrow
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November 26, 1999
Page Four


pending the closing on December 10, 1999. If you agree with the foregoing please execute a copy of the enclosed letter and return to us by fax today with a hard copy to follow. I provide this letter to you on behalf of my client.

Yours truly,

BENNETT JONES



Enzo J. Barichello

EJB/ark
cc:      Mr. David Radeke (via facsimile: 978-282-3794)
         Dr. Jack Kachkar

------------------------------------------------------------------------------

Acknowledged and Agreed to by Optopics Laboratories Corporation this 26/th/ day of November, 1999.
                                             OPTOPICS LABORATORIES
                                             CORPORATION

                                             Per: /s/ David J. Radeke
                                                 ---------------------------
                                             Name:  David J. Radeke
                                             Title: Executive Vice President and
                                                    Chief Operating Officer